Exhibit (c)(12)

 Fairness Opinion Presentation  Prepared for the Board of Directors of:  Regarding Project Trident  July 30, 2026  CONFIDENTIAL

 Disclaimer  Page 2  PRIVATE AND CONFIDENTIAL  This presentation (this "Presentation") has been prepared by Keefe, Bruyette & Woods, Inc. ("KBW") for the exclusive use of the Board of Directors (the "Board") of American Family Mutual Insurance Company, S.I. (“AmFam” or "Buyer") in connection with KBW's presentation to the Board at a meeting to be held on July 30, 2026. This Presentation has been prepared further to KBW's rendering of an opinion (the "Opinion") to the Board as to the fairness, from a financial point of view, to AmFam of the Merger Consideration to be paid by AmFam in the proposed merger (the "Merger" or the "Transaction") of a wholly-owned subsidiary of AmFam with and into Bowhead Specialty Holdings Inc. (NYSE: BOW) ("Bowhead"). This Presentation is qualified in its entirety by the written Opinion delivered to the Board, including the assumptions and qualifications therein.  This Presentation contains information obtained from publicly available sources and from materials provided to KBW by AmFam and Bowhead. In conducting our analyses, we have, with the consent of AmFam, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by us, and we have not assumed any responsibility or liability for independent verification of, or the accuracy or completeness of, such information. KBW did not conduct any independent verification or any appraisal or physical inspection of properties, assets or liabilities or evaluate the solvency, financial capability or fair value of Bowhead or AmFam under any state or federal laws, including those relating to bankruptcy, insolvency or other matters, and is not expressing a view or opining as to any terms of the Merger (except to the extent expressly set forth in the written Opinion) or the terms of any other transaction undertaken by AmFam. We have assumed that the financial and operating forecasts and projections of Bowhead (which were adjusted, including, among other things, to give effect to the cost savings and operating synergies expected to result or be derived from the Merger) that were provided to us by AmFam management and we were directed by AmFam to use have been reasonably prepared and represent the best currently available estimates and judgments of AmFam management as to the future financial and operating performance of Bowhead. We have assumed that the foregoing information provides a reasonable basis upon which we can form the Opinion. We express no view as to any such forecasts, projections or as to the other matters covered thereby, or estimates or the assumptions or bases therefor.  The Opinion (and this Presentation) is based upon economic, market and other conditions as they exist and can be evaluated as of its date (or such other dates as reflected therein). KBW believes that its analysis must be considered as a whole and that selecting portions of such analysis and the factors considered by it could create an incomplete view of the process underlying its conclusions. Any analysis of this type is subject to uncertainties and contingencies, all of which are difficult to predict and are beyond the control of the firm preparing the analysis. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusions reached in the Opinion and that KBW does not have an obligation to update, revise or reaffirm the Opinion or this Presentation.  This Presentation and the information contained herein have been prepared solely for the Board and may not be used by any other person without the express prior written consent of KBW. Any party receiving these materials (other than the Board) is not authorized to rely on these materials for any purpose. AmFam acknowledges that it shall not disclose to any person the existence of this Presentation or the Opinion, any view expressed by KBW in connection herewith (in writing or otherwise) or any portion hereof or thereof, or KBW's engagement, without KBW's express written consent. This Presentation and the Opinion, and the materials and financial models used by KBW in preparing this Presentation and the Opinion, have been developed by and are proprietary to KBW and are protected under applicable copyright laws. Not in limitation of any of the foregoing, any recipient thereof, by virtue of such receipt, agrees that it will not reproduce, distribute or make publicly available all or any portion of the Opinion, this Presentation or such models or other materials contained therein without the prior written consent of KBW.

 Important Notice  Page 2  PRIVATE AND CONFIDENTIAL  KBW has acted exclusively for the Board in rendering the Opinion and will receive a fee from AmFam for its services  The Opinion speaks only as of its date and is necessarily based on economic, market, financial and other conditions as they exist on, and information made available to us as of, such date. Subsequent developments may affect the conclusion reached in the Opinion and KBW does not have any obligation to update, revise or reaffirm the Opinion  A portion of KBW's fee is payable upon the rendering of the Opinion, and a significant portion of KBW's fee is contingent upon the successful completion of the Transaction  In conducting its review and arriving at the Opinion, KBW has relied upon and assumed the accuracy and completeness of all financial and other information provided to or discussed with us or publicly available and KBW has not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy, or completeness  The issuance of the Opinion has been approved by our Fairness Opinion Committee  Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to AmFam during the past two years  KBW has provided investment banking and financial advisory services to Bowhead during the past two years  KBW may provide investment banking and financial advisory services to AmFam or Bowhead in the future, for which KBW may receive compensation  A sales and trading relationship exists between a KBW broker-dealer affiliate and AmFam

 Bowhead Overview  02  01  Transaction Overview  Table of Contents  Financial Analysis  03  Appendix  04  Page 2  PRIVATE AND CONFIDENTIAL

 Transaction Overview  Page 2  PRIVATE AND CONFIDENTIAL

 Key Transaction Terms  Page 2  PRIVATE AND CONFIDENTIAL  Buyer  American Family Mutual Insurance Company, S.I.  Target  Bowhead Specialty Holdings Inc. (NYSE: BOW)  Form of Consideration  100% cash  Merger Consideration  $34.00 per share  Implied Equity Value  $1,180 million1  Treatment of Common Equity Awards & AmFam Warrant  RSUs: Each non-CEO Company RSU converts at the Effective Time into a beneficial interest in an AmFam- funded escrow account with cash equal to the number of RSUs multiplied by the Merger Consideration, retaining the original vesting, forfeiture and settlement terms and paid out in cash plus AFR (“Applicable Federal Rate”) interest upon settlement  CEO RSUs: CEO RSUs paid out according to Sills Employment Agreement  CEO PSUs: CEO PSUs are cashed out into a separate escrow, with payment plus AFR interest deferred until the first anniversary of closing subject to continued employment — accelerated on a termination without Cause, resignation for Good Reason, or death/disability, and forfeited on any other departure before then  Warrant: AmFam Warrant2 will terminate and the underlying shares will be canceled with no payment or distribution at closing  Required Approvals  Approval by Bowhead stockholders  Required Regulatory Approvals and HSR Act waiting periods expired or terminated  Expected Closing  Q4 2026  Company Termination Fee  3.00%  DISCLAIMER: Reflects draft Merger Agreement dated July 29, 2026 (the "Draft Merger Agreement") and input from AmFam. This overview is not intended to be a comprehensive listing of all relevant terms contained in the Draft Merger Agreement or any other agreement or a complete description of the terms described in this overview, for which reference should only be made to the Draft Merger Agreement and any other definitive agreements. Capitalized terms not defined herein have the definitions given them in the Draft Merger Agreement.  Based on the Merger Consideration and 32,943,005 shares of Bowhead common shares outstanding and dilution from 1,415,210 RSUs and 339,997 PSUs; the AmFam Warrant, which will be canceled in connection with the Transaction, has been excluded as directed by AmFam.  AmFam Warrant is the warrant issued to AmFam in connection with Bowhead's May 2024 IPO to purchase 1,670,721 shares of common stock at a $17.00 exercise price, vesting 20% per year over five  years and exercisable until the tenth anniversary of issuance.

Implied Transaction Multiples

Merger Consideration (Per Share as Defined in Draft Merger Agreement)		**$34.00**
Aggregate Transaction Value ($ in millions)		
Aggregate Transaction Value of Common Shares [1]		$1,120
Aggregate Transaction Value of RSUs and PSUs [2]		$60
Aggregate Transaction Value		**$1,180**
Premium to	Metric	
Current Stock Price (29-Jul-2026)	$31.96	6.4%
30-Day Volume Weighted Average Price (VWAP) (29-Jul-2026)	$30.19	12.6%
Price to Diluted EPS		
Preliminary Q2 2026 LTM Adjusted EPS [3, 4]	$1.89	17.9x
2026 Projected EPS, as Adjusted by AmFam	$2.27	15.0x
2027 Projected EPS, as Adjusted by AmFam	$2.55	13.4x
2028 Projected EPS, as Adjusted by AmFam	$2.74	12.4x
2027 Median Consensus Estimated EPS [5]	$2.38	14.3x
2028 Median Consensus Estimated EPS [5]	$2.79	12.2x
Price / Book Value		
Preliminary Q2 2026 Bowhead Book Value Per Share (BVPS) [3]	$14.39	2.36x

Note: LTM = Last Twelve Months. Multiples may not tie exactly due to rounding.

1. *Based on the Merger Consideration ($34.00) and 32,943,005 shares of Bowhead common shares outstanding and excludes the AmFam Warrant, which is cancelled in connection with the Transaction, as directed by AmFam.*
2. *Based on the Merger Consideration ($34.00) and dilution from 1,415,210 RSUs and 339,997 PSUs.*
3. *Q2 2026 Bowhead metrics reflect Bowhead preliminary unaudited results for the six-month period ending June 30, 2026.*
4. *Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method. Adjusted net income is defined as net income excluding the impact of net realized investment (losses) gains, non-operating expenses, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead's income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments. See page 26 for a detailed reconciliation of non-GAAP measures.*
5. *2027 and 2028 consensus estimates reflect median consensus estimates per FactSet as of July 29, 2026.*

Page 7 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS A Stifel Company

 Bowhead Overview  Page 2  PRIVATE AND CONFIDENTIAL

 Source: BOW filings, earnings calls and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.  2025 Bowhead Insurance Company statutory annual statement, measured based on direct written premium.   Adjusted net income is defined as net income excluding the impact of net realized investment losses, non-operating expenses, loss on extinguishment of credit facility, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead’s income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments. See page 26 for a detailed reconciliation of non-GAAP measures.  Page 9 PRIVATE AND CONFIDENTIAL  Adjusted return on equity is adjusted net income as a percentage of average mezzanine and stockholders’ equity. See page 26 for reconciliation of non-GAAP measures.  2025 reflects annual GAAP results as of December 31, 2025. Q2 2026 results reflect unaudited results pending auditor review ahead of Q2 earnings release.  Bowhead – Company Snapshot  Bowhead Specialty Holdings Inc. (NYSE: BOW) (“Bowhead”) is a New York-headquartered commercial, specialty P&C insurer focused on the U.S. excess & surplus lines (“E&S”) market  Founded in late 2020 by industry veteran CEO Stephen Sills with backing from Gallatin Point Capital LLC (“Gallatin Point”) and AmFam  Stephen Sills has 40+ years of specialty P&C industry experience, including previously founding two specialty insurers (Executive Risk, Inc. and Darwin Professional Underwriters, Inc.) that each went public and subsequently sold to a strategic buyer  Since inception, Bowhead has operated in a strategic partnership with AmFam  Bowhead originates and underwrites all Bowhead policies  AmFam provides A.M. Best Company, Inc. “A” financial strength rated paper and nationwide admitted and E&S licensing for Bowhead;  AmFam receives a ceding fee  Bowhead assumes 100% of the risk of Bowhead policies from AmFam; Bowhead then purchases both quota share and excess of loss reinsurance from third-party reinsurers (including AmFam) and retains significant risk exposure  Bowhead writes casualty, professional liability and healthcare liability with ~80% of premiums written on a non-admitted basis1  Business is written across four underwriting divisions: Casualty (~64% of gross written premiums), Professional Liability (~20%), Healthcare Liability (~13%) and Baleen Specialty (~3%)  Products are underwritten through two complementary models: a “craft” model (custom underwriting of large/complex risks on an individual basis) and a “digital” model (streamlined, tech-enabled underwriting of small risks)  Business is distributed through wholesale and retail brokers  For the year ended December 31, 2025, Bowhead reported gross written premium growth of 24% to $863 million, net written premiums of $558  million, combined ratio of 96.5%, adjusted net income of $56 million2 and adjusted return on equity of 13.6%3; equity of $449 million4  For the first six months ended June 30, 2026, Bowhead reported gross written premium of $515 million, net written premiums of $321 million, combined ratio of 95.6%, adjusted net income of $32 million2 and annualized adjusted return on equity of 13.9%3; equity of $474 million4  Balance sheet has no reserves from pre-2020 accident years  As of December 31, 2025, Bowhead had a $1.4 billion, 100% fixed-income investment portfolio (average “AA” quality, 4.6% book yield)4  At year-end 2025, debt/total capitalization ratio was ~25% with no preferred stock and an undrawn $35 million revolver4  In November 2025, Bowhead issued $150 million of 7.75% senior notes due in 2030; Morningstar DBRS assigned Bowhead Specialty Holdings Inc. an issuer credit rating of BBB (high) in connection with this issuance  Bowhead completed its initial public offering in May 2024 for a total offering size of $147.2 million; the deal was 100% primary with proceeds  primarily used to contribute statutory capital to its insurance subsidiary to support continued growth  As of May 31, 2026, AmFam owns 4.7 million common shares (~14%) of Bowhead and Gallatin Point owns 9.0 million common shares (~27%). In addition, AmFam owns the AmFam Warrant (right to purchase 1.67 million shares at $17.00 per share, subject to certain terms and conditions). Per the Draft Merger Agreement, the AmFam Warrant will terminate at the Effective Time.

Bowhead – *Summary Historical GAAP Financial Results*

In millions, except per share data	Years Ended December 31,				Six Months Ended June 30,	
	2022A	2023A	2024A	2025A	2025A	2026A
						Preliminary
Gross Written Premium	$356.9	$507.7	$695.7	$862.8	$407.2	$514.6
Net Written Premium	$245.1	$334.7	$451.4	$558.2	$265.6	$321.4
Net Premium Earned	$182.9	$263.9	$385.1	$491.7	$229.0	$280.8
Net Investment Income	$4.7	$19.4	$40.1	$57.8	$26.2	$36.8
Net Realized Gains (Losses)	-	-	($0.0)	$0.0	$0.0	($0.0)
Other Insurance Income	$0.0	$0.1	$0.4	$2.0	$0.8	$2.0
Total Revenue	$187.6	$283.4	$425.7	$551.6	$256.0	$319.5
Net Loss and Loss Adj. Expenses	$111.8	$166.3	$248.1	$328.0	$152.3	$188.4
Net Acquisition Expenses	$15.2	$20.9	$32.4	$46.5	$20.8	$29.7
Operating Expenses	$46.0	$63.5	$89.1	$102.3	$49.8	$52.2
Underwriting Expenses	$172.9	$250.7	$369.6	$476.8	$222.9	$270.3
Warrant Expense	-	-	$1.9	$3.1	$1.6	$1.6
Interest and Financing Fees	-	-	$0.7	$2.0	$0.5	$6.4
Other Non-Operating Expenses	-	$0.6	$2.9	$2.3	$0.6	$0.0
Total Expenses	$172.9	$251.3	$375.1	$484.3	$225.6	$278.3
Net Income	**$11.3**	**$25.0**	**$38.2**	**$53.8**	**$23.8**	**$32.1**
Adjusted Net Income (Non-GAAP)[1]	$11.3	$26.2	$42.7	$55.6	$24.2	$32.2
Diluted Adjusted EPS (Non-GAAP)[1]	$0.47	$1.09	$1.44	$1.65	$0.72	$0.96
Key Underwriting Ratios						
Loss Ratio	61.1%	63.0%	64.4%	66.7%	66.5%	67.1%
Expense Ratio	33.5%	31.9%	31.4%	29.8%	30.4%	28.5%
Combined Ratio	94.6%	94.9%	95.8%	96.5%	96.9%	95.6%
Balance Sheet						
Cash & Investments	$363.6	$683.2	$1,112.0	$1,604.8	$1,113.3	$1,750.0
Debt	-	-	-	$146.4	-	$146.6
Total Equity	$83.4	$192.1	$370.4	$449.3	$407.8	$473.9
Book Value Per Share	$3.47	$8.00	$11.34	$13.70	$12.44	$14.39

Source: BOW filings and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.

(1) Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method. Adjusted net income is defined as net income excluding the impact of net realized investment (losses) gains, non-operating expenses, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead's income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments. See page 26 for a detailed reconciliation of non-GAAP measures.

Page 10 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

 Financial Analysis  Page 13  PRIVATE AND CONFIDENTIAL

 Overview of Valuation Methodologies  (1) Selected Companies include AFG, ASIC, KNSL, MKL, PLMR, SKWD, RLI, WRB.  Selected Companies Analysis  Review of trading multiples, including price to book value and price to 2027E EPS, for selected publicly-listed specialty P&C insurance companies1  Applied the 25th and 75th percentile of each multiple to the applicable Bowhead metric, as adjusted by AmFam, to  imply a range of equity values  Also considered a regression of price to book value to return on equity analysis  Selected Transactions Analysis  Review of publicly available information relating to acquisitions of specialty P&C carriers since 2016, including price to earnings and price to book value multiples for each selected transaction  Applied the 25th and 75th percentile range of the selected precedent transaction multiples to applicable Bowhead metric, as adjusted by AmFam, to arrive at a range of implied equity values  Dividend Discount Model Analysis  Discount future dividends and calculate terminal equity value to projected closing date of 12/31/26  Future dividends and GAAP equity per Bowhead projections, as adjusted by AmFam  Terminal equity value calculated across a range of price / book value multiples of 1.75x – 2.75x  Applied range of selected discount rates for Bowhead using capital asset pricing model  Page 13  PRIVATE AND CONFIDENTIAL

Financial Analysis Overview

Selected Companies Analysis[1]
2.17x – 3.57x Price to Book Value
Preliminary Q2 2026 BVPS: $14.39 [2]

Selected Companies Analysis [1]
11.8x - 17.1x Price to FY1 EPS
2027E Projected EPS, as Adjusted by AmFam: $2.55

Selected Companies Analysis [1]
2027E ROAE Regression: 2.20x – 2.69x Price to Book Value
Preliminary Q2 2026 BVPS: $14.39 [2]

Selected Transactions Analysis [3]
1.30x – 2.26x Price to Book Value
Preliminary Q2 2026 BVPS: $14.39 [2]

Selected Transactions Analysis [3]
10.9x – 17.5x Price to LTM EPS
Preliminary Q2 2026 LTM Adjusted EPS: $1.89 [2,4]

Dividend Discount Model Analysis
Exit Multiple: 1.75x-2.75x
Discount Rate: 7.5%-11.5%



Implied Merger Consideration Range
$14.00
$24.00
$34.00
$44.00
$54.00
$31.28
$51.31
$30.13
$43.55
$31.65
$38.69
$18.75
$32.48
$20.67
$33.16
$26.54
$41.29
Merger Consideration:
$34.00 per share

Source: FactSet, SNL Financial, company filings and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.
Note: Implied Merger Consideration Ranges may not tie exactly due to rounding. Market data as of July 29, 2026.
(1) Selected Companies includes AFG, ASIC, KNSL, MKL, PLMR, SKWD, RLI, WRB.
(2) Preliminary Q2 2026 metrics reflect Bowhead preliminary unaudited results for the six-month period ending June 30, 2026.
(3) Selected Transactions includes acquisitions of specialty P&C insurers announced since the beginning of 2016 with deal values over $250M and less than $5B and one or more publicly available data points to calculate GAAP metrics.
(4) Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method. Adjusted net income is defined as net income excluding the impact of net realized investment (losses) gains, non-operating expenses, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead's income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments.

Page 13 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

 Selected Companies Analysis  Page 13  PRIVATE AND CONFIDENTIAL

Selected Companies Analysis

In millions, except per share data

Company	Ticker	Price 07/29/26	Market Cap.	Return on Avg Equity 2026E	Return on Avg Equity 2027E	Price / MRQ Book	Price / EPS 2026E	Price / EPS 2027E
Bowhead Specialty Holdings Inc. (Current Trading)	**BOW**	**$31.96**	**$1,050**	**13.6%**	**14.5%**	**2.29x**	**16.2x**	**13.5x**
Bowhead (Proposed Transaction)	**BOW**	**$34.00** [1]	**$1,180** [2]	**13.6%**	**14.5%**	**2.36x** [3]	**17.2x**	**14.3x**
W. R. Berkley Corporation	WRB	$75.65	$29,385	18.1%	16.4%	2.85x	15.6x	15.5x
Markel Group Inc.	MKL	$2,015.00	$25,215	7.3%	7.3%	1.39x	18.1x	17.0x
American Financial Group, Inc.	AFG	$143.51	$11,924	19.4%	18.7%	2.55x	12.3x	12.0x
Kinsale Capital Group, Inc.	KNSL	$376.67	$8,580	23.5%	21.3%	4.22x	17.7x	17.4x
RLI Corp.	RLI	$65.65	$6,025	15.0%	14.6%	3.44x	22.6x	24.2x
Palomar Holdings, Inc.	PLMR	$142.91	$3,788	25.1%	23.4%	3.95x	14.4x	13.0x
Skyward Specialty Insurance Group, Inc.	SKWD	$62.52	$2,535	18.0%	17.2%	2.27x	12.9x	11.5x
Ategrity Specialty Insurance Company Holdings	ASIC	$24.64	$1,184	15.0%	15.8%	1.88x	12.2x	10.0x
Average				**17.7%**	**16.8%**	**2.82x**	**15.7x**	**15.1x**
Median				**18.1%**	**16.8%**	**2.70x**	**15.0x**	**14.2x**
75th Percentile				**20.5%**	**19.3%**	**3.57x**	**17.8x**	**17.1x**
25th Percentile				**15.0%**	**15.5%**	**2.17x**	**12.7x**	**11.8x**

Source(s): FactSet, SNL Financial, company filings. Average, Median, 25th and 75th percentiles exclude Bowhead. Note: MRQ = Most Recent Quarter.
Results at or for the period ended March 31, 2026 except for WRB, KNSL, and RLI, which reflect results at or for the period ended June 30, 2026.
Note: Return on Average Equity and EPS (used to calculate Price / EPS) reflect median consensus estimates per FactSet as of July 29, 2026.

(1) Bowhead Merger Consideration.
(2) Based on the Merger Consideration and 32,943,005 shares of Bowhead common shares outstanding and dilution from 1,415,210 RSUs and 339,997 PSUs; excludes the AmFam Warrant, which is cancelled in connection with the Transaction, as directed by AmFam.
(3) Reflects Bowhead preliminary unaudited results for the six-month period ending June 30, 2026. Book value per share is presented on a fully diluted basis; all other companies shown reflect book value per common share.

Page 15 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

 Selected Companies Analysis - Regression  2027E Return on Average Equity  MKL  WRB  KNSL  RLI  PLMR  AFG SKWD  ASIC  y = 16.016x + 0.1234  R2 = 0.6057  0.00x  1.00x  2.00x  3.00x  4.00x  5.00x  0.0%  5.0%  10.0% 15.0%  2027E Return on Avg. Equity  20.0%  25.0%  Price / MRQ Book Value  Implied Valuation  2027E Price /  ROAE MRQ BVPS  7.0%  1.24x  9.0%  1.56x  11.0%  1.89x  13.0%  2.21x  14.5%  2.44x  15.0%  2.53x  17.0%  2.85x  -10%  2.20x  +10%  2.69x  Source(s): FactSet, SNL Financial, company filings and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.  Results at or for the period ended March 31, 2026 except WRB, KNSL, and RLI, which are at or for the period ended June 30, 2026. Consensus estimates reflect median consensus estimates per FactSet as of July 29, 2026.  (1) Q2 2026 Bowhead metrics reflect Bowhead preliminary unaudited results for the six-month period ending June 30, 2026.  Implied Per Share Value of Bowhead = $35.171  Page 13  PRIVATE AND CONFIDENTIAL

 Selected Transactions Analysis  Page 13  PRIVATE AND CONFIDENTIAL

Selected Transactions Analysis

Includes acquisitions of specialty P&C insurers[1] announced since the beginning of 2016 with deal values over $250M and less than $5B and one or more publicly available data points to calculate GAAP metrics

Date	Acquirer	Target	Deal Value ($M)	Price / GAAP Book Value	Price / LTM GAAP Net Income
TBD	American Family Mutual Insurance Company, S.I.	Bowhead Specialty Holdings Inc.	$1,180 [2]	2.36x [3]	17.9x [3,4]
12/18/25	Howard Hughes Holdings, Inc.	Vantage Group Holdings	$2,100	1.50x	10.7x
10/30/25	Palomar Holdings, Inc.	The Gray Casualty & Surety Company	$300	2.31x	NA
09/25/25	DB Insurance Co, Ltd.	The Fortegra Group, Inc.	$1,650	2.26x	11.8x [5]
09/18/25	Radian Group, Inc.	Inigo Limited	$1,671	1.43x [6]	7.8x [7]
09/02/25	Skyward Specialty Insurance Group	Apollo Group Holdings Limited	$555	2.56x [6]	11.2x [7]
08/27/25	Sompo Holdings, Inc.	Aspen Insurance Holdings Limited	$3,473	1.30x	10.4x
03/19/25	The Doctors Company	ProAssurance Corporation	$1,315	1.06x	24.2x
05/22/23	RenaissanceRe Holdings Ltd.	Validus Re	$2,985	1.42x [8]	NM
02/08/23	Brookfield Reinsurance	Argo Group International Holdings, Ltd.	$1,065	0.90x	NM
02/16/21	Progressive Corporation	Protective Insurance Corporation	$338	0.96x	NM
01/15/21	Towerbrook and Further Global	ProSight Global, Inc.	$586	0.92x	14.0x [9]
08/22/18	The Hartford Financial Services Group, Inc.	Navigators Group Inc.	$2,150	1.69x	34.2x
07/26/17	Markel Corporation	State National Companies, Inc.	$919	2.76x	16.4x
05/02/17	Intact Financial Corporation	OneBeacon Insurance Group, Ltd.	$1,732	1.66x	18.5x
02/01/17	Markel Corporation	SureTec Financial Corporation	$250	3.26x [10]	NA
12/18/16	Fairfax Financial Holdings Limited	Allied World Assurance Company Holdings, AG	$4,925 [11]	1.35x	16.5x
12/05/16	Liberty Mutual	Ironshore Inc.	$2,935	1.38x	NM

	Price / GAAP Book Value	Price / LTM GAAP Net Income
Average	1.69x	16.0x
Median	1.43x	14.0x
75th Percentile	2.26x	17.5x
25th Percentile	1.30x	10.9x

Note: Deal value and multiples at time of announcement. Multiples based on GAAP financials. Average, Median, 25th and 75th Percentile exclude Transaction.
Source(s): FactSet, SNL Financial, company filings and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.

(1) Based on KBW judgement based in line of business focus.
(2) Based on the Merger Consideration and 32,943,005 shares of Bowhead common shares outstanding and dilution from 1,415,210 RSUs and 339,997 PSUs; excludes the AmFam Warrant, which is cancelled in connection with the Transaction, as directed by AmFam.
(3) Reflects Bowhead preliminary unaudited results for the six-month period ending June 30, 2026.
(4) Calculated using diluted adjusted earnings per share. Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method. Adjusted net income is defined as net income excluding the impact of net realized investment (losses) gains, non-operating expenses, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead's income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments. See page 26 for a detailed reconciliation of non-GAAP measures.
(5) Calculated using 2024 GAAP net income.
(6) Calculated using UK GAAP net assets as of 12/31/2025.
(7) Calculated using UK GAAP profit for fiscal year 2025.
(8) Calculated using the commitment of $2.1 billion in unlevered shareholders' equity delivered at closing.
(9) Calculated using net income (loss) from continuing operations.

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KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

(10) Calculated using fair value of net tangible assets acquired.
(11) Aggregate fully diluted equity value, calculated as the product of the $54.00 per share merger consideration and ~91.2M fully diluted shares.

 Dividend Discount Model Analysis  Page 19  PRIVATE AND CONFIDENTIAL

 Dividend Discount Model Analysis  Page 19  PRIVATE AND CONFIDENTIAL  All assumptions as directed to use by AmFam  Minimum operating leverage, defined as net premium written to statutory surplus, of 1.50x  AmFam adjusted Bowhead’s projected growth, combined ratio, investment yield, required capitalization and other AmFam-specific assumptions to  reflect AmFam’s post-Transaction view of the business  Bowhead Earnings: Bowhead projections as adjusted by AmFam1  – 2027:  – 2028:  – 2029:  – 2030:  – 2031:  $88 million  $95 million  $121 million  $141 million  $160 million  GAAP Equity: Bowhead projections as adjusted by AmFam, prior to purchase accounting as directed by AmFam  – 2027:  – 2028:  – 2029:  – 2030:  – 2031:  $353 million  $403 million  $448 million  $490 million  $526 million  Assumes a tax rate of 21%  Applied terminal multiple to 2031 projected GAAP Equity sensitized across a range of 1.75x - 2.75x price to book value  Calculated present value of dividends and terminal value across a discount rate range of 7.5% - 11.5%  (1) See page 27 for additional detail.

 Terminal Book Value Multiple  1.75x  2.00x  2.25x  2.50x  2.75x  $30.73  $33.37  $36.01  $38.65  $41.29  $29.60  $32.12  $34.65  $37.16  $39.68  $28.53  $30.93  $33.35  $35.75  $38.16  $27.51  $29.81  $32.12  $34.41  $36.71  $26.54  $28.74  $30.95  $33.14  $35.34  Dividend Discount Model Analysis  Note: NPV = Net Present Value. Assumptions consistent with page 20. Current price to book value reflects BOW price as of July 29, 2026.  Selected Companies includes AFG, ASIC, KNSL, MKL, PLMR, SKWD, RLI, WRB.  Selected Transactions includes acquisitions of specialty P&C insurers announced since the beginning of 2016 with deal values over  $250M and less than $5B and one or more publicly available data points to calculate GAAP metrics.  Reflects Bowhead preliminary unaudited results for the six-month period ending June 30, 2026.  NPV Sensitivity to Discount Rate and Terminal Book Value Multiple  7.5%  8.5%  9.5%  10.5%  11.5%  Discount Rate  Midpoint 2.25x terminal book value multiple considers:  The Selected Companies1 range of 2.17x – 3.57x  The Selected Transactions2 range of 1.30x – 2.26x  Bowhead's current book value multiple of 2.29x  Implied Transaction book value multiple of 2.36x3  Page 21  PRIVATE AND CONFIDENTIAL

 Premia Paid Analysis  Page 21  PRIVATE AND CONFIDENTIAL

Premia Paid Analysis

Includes transactions with 100% cash consideration for publicly-traded insurance carriers on a US exchange with deal values over $100M in the last 5 years

Announce Date	Completion Date	Buyer Name	Target Name	Target Ticker	Offer Price per Share	Offer Price / 1-day Prior[1]	Offer Price / 30-day VWAP[2]
TBD	TBD	American Family Mutual Insurance Company, S.I.	Bowhead Specialty Holdings, Inc.	BOW	$34.00	6.4% [3]	12.6% [3]
03/19/25	06/26/26	The Doctors Company, an Interinsurance Exchange	ProAssurance Corporation	PRA	$25.00	58.8%	64.8%
11/06/25	TBD	Aquarian Holdings, LLC	Brighthouse Financial, Inc.	BHF	$70.00	35.1%	38.1%
08/27/25	02/24/26	Sompo Holdings, Inc.	Aspen Insurance Holdings Limited	AHL	$37.50	16.4%	20.8%
07/29/24	07/02/25	Sixth Street Partners, LLC	Enstar Group Limited	ESGR	$338.00	(3.0%)	5.1%
10/09/23	07/09/24	Prosperity Life Group	National Western Life Group, Inc.	NWLI	$500.00	19.8%	11.5%
10/03/23	06/28/24	iA Financial Corporation Inc.	Vericity, Inc.	VERY	$11.43	100.5%	102.9%
05/01/23	12/21/23	Antarctica Capital, LLC	Midwest Holding Inc.	MDWT	$27.00	97.4%	73.7%
02/08/23	11/16/23	Brookfield Reinsurance Ltd.	Argo Group International Holdings, Ltd.	ARGO	$30.00	6.7%	11.7%
12/16/22	04/21/23	Altaris Capital Partners, LLC	Trean Insurance Group, Inc.	TIG	$6.15	97.1%	131.9%
03/21/22	10/19/22	Berkshire Hathaway Inc.	Alleghany Corporation	Y	$848.02	25.3%	28.0%
08/09/21	05/25/22	Brookfield Asset Management Inc.	American National Group, Inc.	ANAT	$190.00	10.0%	24.1%
Average						**42.2%**	**46.6%**
Median						**25.3%**	**28.0%**
75th Percentile						**78.0%**	**69.2%**
25th Percentile						**13.2%**	**16.2%**

Note: Premia Paid Analysis not considered in fundamental valuation analysis but included for informational purposes.
Source(s): FactSet and SNL Financial. Includes property-casualty and life & annuity insurance carriers.
Note: Premia calculated on a consistent basis for all transactions and are not adjusted for pre-announcement share-price movements; as a result, transactions with meaningful share-price movement prior to announcement may reflect premiums that differ from those measured on a true unaffected basis.
(1) 1-day prior premiums reflect the offer price per share relative to the target's closing price on the last trading day prior to announcement.
(2) Reflects the offer price per share relative to the target's VWAP 30 calendar days ending the day prior to announcement.
(3) Market data as of July 29, 2026.

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KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

 Appendix  Page 21  PRIVATE AND CONFIDENTIAL

Bowhead – *Summary Projected Financial Results*

In millions, except per share data	Years Ended December 31, 2026E	2027E	2028E	2029E	2030E	2031E
Gross Written Premium	$1,044.0	$1,187.7	$1,322.2	$1,444.0	$1,558.1	$1,658.2
Net Written Premium	$627.4	$692.1	$771.7	$844.0	$911.6	$970.8
Income Statement						
Net Premium Earned	$586.8	$659.2	$731.3	$798.2	$874.0	$934.5
Net Investment Income	$85.0	$111.7	$127.5	$148.1	$168.4	$188.0
Net Realized Gains (Losses)	($0.0)	-	-	-	-	-
Other Insurance Income	$3.0	$2.8	$4.0	$9.2	$11.0	$12.4
Total Revenue	$674.8	$773.8	$862.9	$955.6	$1,053.3	$1,134.9
Expenses						
Net Loss and Loss Adj. Expenses	$392.6	$454.9	$504.6	$550.8	$603.0	$644.8
Net Acquisition Expenses	$59.8	$78.8	$99.1	$110.5	$122.2	$132.2
Operating Expenses	$108.2	$134.6	$132.7	$140.4	$140.0	$145.8
Underwriting Expenses	$560.5	$668.3	$736.4	$801.7	$865.3	$922.8
Warrant Expense	$3.1	$0.0	$0.0	$0.0	$0.0	$0.0
Interest and Financing Fees	$12.3	$12.3	$13.8	$9.0	$9.0	$9.0
Other Non-Operating Expenses	$2.2	$18.3	$21.2	$17.2	$17.2	$17.2
Total Expenses	$578.2	$698.9	$771.4	$827.8	$891.4	$949.0
Net Income	**$76.3**	**$58.9**	**$72.0**	**$100.7**	**$127.7**	**$146.6**
Adjusted Net Income (Non-GAAP)[1]	**$78.8**	**$88.3**	**$95.0**	**$120.6**	**$141.1**	**$160.0**
Diluted Adjusted EPS (Non-GAAP)[2]	$2.27	$2.55	$2.74	$3.48	$4.07	$4.61
Dividends[3]	-	$200.6	$33.2	$65.6	$96.5	$121.1
Key Underwriting Ratios						
Loss Ratio	66.9%	69.0%	69.0%	69.0%	69.0%	69.0%
Expense Ratio	27.5%	33.1%	31.8%	30.8%	29.1%	28.7%
Combined Ratio	94.4%	102.1%	100.8%	99.8%	98.1%	97.7%
Balance Sheet						
Cash and Investments	$2,092.1	$2,305.9	$2,713.5	$3,118.5	$3,513.3	$3,891.7
Debt	$147.2	$147.9	$150.0	$150.0	$150.0	$150.0
Total Equity[4]	$524.2	$353.1	$402.6	$448.3	$490.1	$526.2

Source: Bowhead projections as adjusted by AmFam.

(1) *Adjusted net income excludes, from GAAP net income, net realized investment gains (losses), warrant expense, other non-operating costs, depreciation, note-redemption call premium, retention compensation, and amortization of acquisition-related intangibles and debt issuance costs. operating adjustments are net of tax, and amortization of deal intangibles are pre-tax. See page 27 for bridge from GAAP net income.*

(2) *Net income and adjusted net income divided by 34,698,212 shares of Bowhead diluted common shares outstanding; excludes AmFam Warrant, which is cancelled in connection with the Transaction, as directed by AmFam.*

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(3) *Dividends reflect target operating leverage of 1.5x net premium written to surplus as directed by AmFam management. Historical operating leverage between 1.0x – 1.2x.*

(4) *GAAP Equity excluding purchase accounting adjustments as directed by AmFam.*

Bowhead – *Historical Non-GAAP Reconciliation*

	Years Ended December 31,				Six Months Ended June 30,	
In millions, except per share data	2022A	2023A	2024A	2025A	2025A	2026A
Adjusted Net Income						
Net Income (As Reported)	$11.3	$25.0	$38.2	$53.8	$23.8	$32.1
Non-GAAP Adjustments						
Net Realized Investment Losses (Gains)	-	-	$0.0	($0.0)	$0.0	$0.0
Non-Operating Expenses	-	$0.6	$2.9	$2.3	$0.6	$0.0
Strategic Initiatives	-	$0.8	$2.7	-	-	-
Tax Impact	-	($0.3)	($1.2)	($0.5)	($0.1)	($0.0)
Adjusted Net Income[1]	$11.3	$26.2	$42.7	$55.6	$24.2	$32.2
Adjusted Return On Equity						
Adjusted Net Income (Annualized)[1,2]	$11.3	$26.2	$42.7	$55.6	$48.5	$64.4
Average Equity	$85.9	$137.7	$281.3	$409.9	$389.1	$461.6
Adjusted Return On Equity	13.1%	19.0%	15.2%	13.6%	12.5%	13.9%
Diluted Adjusted Earnings Per Share						
Adjusted Net Income	$11.3	$26.2	$42.7	$55.6	$24.2	$32.2
Diluted Wtd. Avg. Shares O/S	24.0	24.0	29.7	33.7	33.9	33.5
Diluted Adjusted Earnings Per Share[3]	$0.47	$1.09	$1.44	$1.65	$0.72	$0.96

Source: Company filings, earnings calls and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.

(1) Adjusted net income is defined as net income excluding the impact of net realized investment (losses) gains, non-operating expenses, foreign exchange losses (gains), and certain strategic initiatives. Adjusted net income excludes the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Bowhead calculates the tax impact only on adjustments that would be included in calculating Bowhead's income tax expense using the estimated tax rate at which Bowhead received a deduction for these adjustments.

(2) Interim (YTD) results are annualized.

(3) Diluted adjusted earnings per share is defined as adjusted net income divided by the weighted average common shares outstanding for the period, reflecting the dilution that may occur if equity-based awards are converted into common stock equivalents as calculated using the treasury stock method.

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Bowhead – *Projection Non-GAAP Reconciliation*

	Years Ended December 31,					
In millions, except per share data	2026E	2027E	2028E	2029E	2030E	2031E
Adjusted Net Income						
Net Income (As Projected)	$76.3	$58.9	$72.0	$100.7	$127.7	$146.6
Historical Non-GAAP Adjustments:						
Net Realized Investment Gains (Losses)	$0.0	-	-	-	-	-
Warrant Expense	$3.1	-	-	-	-	-
Other Non-Operating Costs	-	-	-	-	-	-
AmFam Adjustments						
Call Premium To Redeem Notes	-	-	$3.8	-	-	-
Amortization Of Deal Intangibles	-	$16.9	$16.9	$16.9	$16.9	$16.9
Other One-Time Transaction Costs	-	$20.3	$8.3	$8.3	-	-
Tax Impact	($0.7)	($7.8)	($6.1)	($5.3)	($3.6)	($3.6)
Adjusted Net Income[1]	$78.8	$88.3	$95.0	$120.6	$141.1	$160.0
Adjusted Return On Average Equity						
Adjusted Net Income[1]	$78.8	$88.3	$95.0	$120.6	$141.1	$160.0
Average Equity[2]	$486.1	$438.6	$377.8	$425.4	$469.2	$508.2
Adjusted Return On Average Equity	16.2%	20.1%	25.1%	28.4%	30.1%	31.5%
Diluted Adjusted Earnings Per Share						
Adjusted Net Income[1]	$78.8	$88.3	$95.0	$120.6	$141.1	$160.0
Diluted Weighted Average Shares Outstanding	34.7	34.7	34.7	34.7	34.7	34.7
Diluted Adjusted Earnings Per Share[3]	$2.27	$2.55	$2.74	$3.48	$4.07	$4.61

Note: Bowhead projections as adjusted by AmFam; AmFam adjustments reflect non-recurring and non-operating expenses, consistent with historical calculation of adjusted net income.

(1) Adjusted net income excludes, from GAAP net income, net realized investment gains (losses), warrant expense, other non-operating costs, depreciation, note-redemption call premium, retention compensation, and amortization of acquisition-related intangibles and debt issuance costs; operating adjustments are net of tax, and amortization of deal intangibles are pre-tax.

(2) GAAP Equity excluding purchase accounting adjustments as directed by AmFam.

(3) Net income and adjusted net income divided by 34,698,212 shares of Bowhead diluted common shares outstanding; excludes AmFam Warrant, which is cancelled in connection with the Transaction, as directed by AmFam.

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Weighted Average Cost of Capital Calculation

In millions, except per share data Company	Ticker	Price 7/29/2026	Market Cap.	Total Debt	Debt / Market Cap.	Adjusted Levered Beta[1]	Unlevered Beta	Equity Size Premium	CAPM
Bowhead Specialty Holdings Inc. (Current Trading)[2]	BOW	$31.96	$1,050	$147	14.0%	0.56	0.51	0.77%	8.5%
Selected Peers									
W. R. Berkley Corporation	WRB	$75.65	$29,385	$2,840	9.7%	0.43	0.40	0.27%	7.5%
Markel Group Inc.	MKL	$2,015.00	$25,215	$4,383	17.4%	0.72	0.63	0.27%	8.7%
American Financial Group, Inc.	AFG	$143.51	$11,924	$1,820	15.3%	0.62	0.56	0.40%	8.4%
Kinsale Capital Group, Inc.	KNSL	$376.67	$8,580	$225	2.6%	0.64	0.62	0.37%	8.7%
RLI Corp.	RLI	$65.65	$6,025	$297	4.9%	0.47	0.45	0.65%	8.1%
Palomar Holdings, Inc.	PLMR	$142.91	$3,788	$297	7.9%	0.72	0.68	0.88%	9.5%
Skyward Specialty Insurance Group, Inc.	SKWD	$62.52	$2,535	$486	19.2%	0.69	0.60	0.88%	9.1%
Ategrity Specialty Insurance Company Holdings	ASIC	$24.64	$1,184	$0	0.0%	0.39	0.39	0.77%	8.0%
Average					**9.6%**	**0.59**	**0.54**		**8.5%**
Median					**8.8%**	**0.63**	**0.58**		**8.5%**
75th Percentile					**15.8%**	**0.70**	**0.63**		**8.8%**
25th Percentile					**4.4%**	**0.46**	**0.44**		**8.1%**
High-growth, E&S-focused Median[3]					**7.9%**	**0.69**	**0.62**		**9.1%**

(in millions)

Duff & Phelps Size Premiums

Decile	Market Capitalization Smallest	Market Capitalization Largest	Size Premium
1	$53,677	$4,542,663	0.01%
2	$20,548	$53,648	0.27%
3	$10,784	$20,494	0.40%
4	$6,449	$10,708	0.37%
5	$4,237	$6,443	0.65%
6	$2,522	$4,232	0.88%
7	$1,472	$2,518	1.05%
8	$783	$1,472	0.77%
9	$351	$782	1.68%
10	$4	$351	4.37%

WACC Analysis	
Unlevered Beta	0.62
Debt / Equity	14.0%
Levered Beta	0.69
Market Risk Premium[4]	5.00%
Risk Free Rate[5]	5.21%
Equity Size Premium	0.77%
Corporate Tax Rate	21.0%
Pre-Tax Cost of Debt[6]	7.75%
Estimated Cost of Equity	**9.5%**
After-Tax Cost of Debt	**6.1%**
Bowhead Estimated WACC	**9.0%**

Source(s): FactSet, SNL Financial, company filings and Bowhead preliminary unaudited results pending auditor review ahead of Q2 earnings release.
Note: Results at or for the period ended March 31, 2026 except for WRB, KNSL, and RLI, which reflect results at or for the period ended June 30, 2026.
Note: WACC = Weighted Average Cost of Capital, CAPM = Capital Asset Pricing Model.
Note: Medians, averages and quartiles exclude Bowhead Specialty Holdings Inc. (Current Trading).
(1) 2-Year adjusted levered beta per FactSet as of July 29, 2026.
(2) Not included in Medians, averages or quartiles.
(3) Reflects the median unlevered beta of peers most similar to Bowhead's profile (KNSL, PLMR, and SKWD), excluding both large, long-established public carriers and recently listed peers whose limited trading history distorts measured beta.
(4) Historical long-term (1926-2026) market risk premium.
(5) U.S. 20-Year Treasury Rate as of July 29, 2026.
(6) Based on coupon rate of November 2025 senior note offering.

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KBW KEEFE, BRUYETTE & WOODS A Stifel Company

Summary of Bowhead Research Coverage

Firm Name	Research Analyst Name	Stock Rating[1]	Price Target Date[2]	Price Target	Premium to Current[3]	EPS[4] 2026E	EPS[4] 2027E
Keefe, Bruyette & Woods, Inc.	Meyer Shields	Buy	07/07/26	$36.00	12.6%	$2.00	$2.50
Citizens JMP Securities, LLC	Matthew Carletti	Buy	07/10/26	$35.00	9.5%	$1.90	$2.35
Deutsche Bank Securities Inc.	Cave Montazeri	Buy	07/22/26	$31.00	(3.0%)	$1.93	$2.33
Dowling & Partners Securities, LLC[4]	John Collins	-	-	-	-	$1.85	$2.25
J.P. Morgan Securities LLC	Pablo Singzon	Hold	07/20/26	$33.00	3.3%	$2.07	$2.57
Morgan Stanley & Co. LLC	Bob Huang	Hold	07/06/26	$30.00	(6.1%)	$2.00	$2.31
Piper Sandler & Co.	Paul Newsome	Buy	07/15/26	$36.00	12.6%	$1.95	$2.40
RBC Capital Markets, LLC	Rowland Mayor	Buy	07/13/26	$38.00	18.9%	$2.10	$2.45
				Median	**9.5%**	**$1.98**	**$2.38**
				Average	**6.8%**	**$1.98**	**$2.40**

Source: FactSet, Bloomberg, Eikon and broker research.
(1) Individual broker ratings have been conformed to a standardized Buy / Hold / Sell scale for comparability. Buy includes Outperform, Overweight, and Market Outperform; Hold includes Neutral, Equal-weight, and Market Perform.
(2) Date price target was published.
(3) Market data as of July 29, 2026.
(4) EPS estimates reflect each broker's most recently publicly disclosed estimate as of July 29, 2026, shown on an adjusted diluted (operating) EPS basis.
(5) Dowling & Partners information limited to estimates as access to research reports is restricted.

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